Exhibit 99.1

NEWS RELEASE

Green Plains Reports First Quarter 2012 Financial Results

•	Net loss of ($12.7) million

•	Loss per share of ($0.39)

OMAHA, NEB. (GLOBE NEWSWIRE) – April 25, 2012 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the first quarter ended March 31, 2012. Net loss attributable to Green Plains for the quarter was ($12.7) million, or ($0.39) per diluted share, compared to net income of $7.7 million, or $0.20 per diluted share, for the same period in 2011. The first quarter of 2012 included a one-time charge of $2.4 million, after tax, or $0.08 per share, as a result of a legal settlement.

Revenues were $775.4 million for the first quarter of 2012 compared to $812.3 million for the same period in 2011.

“During the last three years of profitable growth, we have continually positioned the company to manage through periods of compressed margins, such as we experienced in the first quarter,” stated Todd Becker, President and Chief Executive Officer. “Following a period of peak margins in the fourth quarter of last year, margins compressed significantly and remained at those levels throughout the quarter. We responded by seeking to optimize our assets in every way, including reducing our ethanol production rates, holding higher ethanol inventories in order to earn a return on our storage capacity and profitably re-deploying a portion of our railcar fleet for other uses.”

Green Plains’ ethanol production segment produced 176 million gallons and sold 170 million gallons of ethanol during the first quarter of 2012. The Company’s production capacity per quarter is approximately 185 million gallons. Non-ethanol operating income, from the corn oil production, agribusiness, and marketing and distribution segments, was $9.0 million in the first quarter of 2012 compared to $5.7 million for the same period in 2011.

“Our strong balance sheet and liquidity position provide us greater flexibility to manage through the current environment and our non-ethanol operating income helped offset weak ethanol margins. We still expect to generate approximately $50 million of non-ethanol operating income in 2012,” added Becker. “While small for the first quarter, we are excited about the earnings potential of our railcar initiative to transport other products for the remainder of 2012. We believe this action will allow us to realize additional income in our marketing and distribution segment without materially affecting our ethanol operations.”

“We have experienced some improvement in ethanol margins over the last 30 days, but margins are still low compared to prior year levels. We believe the second quarter will show solid improvement over the results achieved in the first quarter of the year due to better ethanol margins and a strong performance by our marketing and distribution segment,” said Becker. “The forward curve for our ethanol platform shows a much better environment in late 2012 and we continue to lock margins for these periods as well.”

First quarter 2012 EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $1.5 million compared to $32.0 million for the same period of 2011. Green Plains had $159.8 million total cash and equivalents and $152.4 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at March 31, 2012. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

First Quarter 2012 Business Highlights

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On March 9, 2012, Green Plains repurchased 3.7 million shares of its common stock from an affiliate of NTR plc for $37.2 million. The Company issued a one-year promissory note for $27.2 million and paid cash for the balance of the repurchase.

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In April 2012, the Company entered into a legal settlement of a complaint previously filed by Aventine Renewable Energy, Inc. in U.S. Bankruptcy Court in connection with Aventine’s Chapter 11 bankruptcy. The settlement, which involves a cash payment and an agreement to purchase certain quantities of ethanol from Aventine over a four-month period beginning in May 2012, resolves all of Aventine’s claims against the Company. An after-tax charge of $2.4 million for the settlement was reflected in operations for the ethanol production segment for the quarter ended March 31, 2012.

Conference Call

On April 26, 2012, Green Plains will hold a conference call to discuss its first quarter 2012 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 877-681-3377 and the international dial-in number is 719-325-4770. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through May 3, 2012.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis, including 740 million gallons of production capacity from the Company’s nine ethanol plants located throughout the U.S. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns BlendStar LLC, a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for the growing and harvesting of algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended March 31,
	2012	2011
Revenues	$775,395	$812,327
Cost of goods sold	766,625	774,703

Gross profit	8,770	37,624
Selling, general and administrative expenses	19,861	17,628

Operating income (loss)	(11,091)	19,996

Other income (expense)
Interest income	39	91
Interest expense	(9,067)	(8,132)
Other, net	(578)	(63)

Total other expense	(9,606)	(8,104)

Income (loss) before income taxes	(20,697)	11,892
Income tax expense (benefit)	(8,001)	4,361

Net income (loss)	(12,696)	7,531
Net loss attributable to noncontrolling interests	4	210

Net income (loss) attributable to Green Plains	$(12,692)	$7,741

Earnings per share:
Basic	$(0.39)	$0.21

Diluted	$(0.39)	$0.20

Weighted average shares outstanding:
Basic	32,238	36,199

Diluted	32,238	42,764

Revenues decreased by $36.9 million in the first quarter of 2012 compared to the same period of 2011 primarily as a result of a decrease in sales at certain ethanol plants, a decrease in activity within our marketing and distribution segment and changes in commodity prices. In the first quarter of 2012, in direct response to unfavorable operating margins, ethanol production volumes were reduced at two of Green Plains’ ethanol plants by approximately 30% or about 5% of total production. In addition, ethanol inventory levels were increased during the first quarter of 2012 to hold ethanol for future sale while the market provided a reasonable return on storage capacity. The decrease in revenues was offset partially by additional production from our Otter Tail ethanol plant, acquired in March 2011, and an increase in corn oil production. Gross profit decreased by $28.9 million in the first quarter of 2012 compared to the same period of 2011 primarily as a result of significantly lower ethanol margins. Operating expenses increased as a result of the expanded scope of the business resulting from the acquisitions completed. Primarily as a result of these factors, operating income decreased by $31.1 million in the first quarter of 2012 compared to the same period of 2011.

Interest expense increased by $0.9 million in the first quarter of 2012 compared to the same period of 2011 due to debt issued to finance the acquisition of Otter Tail and higher drawn balances on revolving credit facilities used to finance inventories and trade receivables. Weighted average shares outstanding for basic earnings per share purposes decreased due to the share repurchases that were completed in September 2011 and in March 2012. Weighted average shares outstanding for diluted earnings per share purposes for the quarter ended March 31, 2011 reflect additional shares outstanding under the as-if-converted method of accounting for the convertible notes. For the first quarter of 2012, net income (loss) and weighted average number of common shares outstanding are not adjusted to an as-if-converted basis since the effect would be antidilutive when a net loss has been realized. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

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	Three Months Ended March 31,
	2012	2011
Net income (loss) attributable to Green Plains	$(12,692)	$7,741
Interest and amortization expense related to convertible debt	—	1,440
Tax savings related to interest and amortization expense on convertible debt	—	(518)

Net income (loss) on an as-if-converted basis	$(12,692)	$8,663

Effect of convertible debt on weighted average shares outstanding—diluted	—	6,280

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness, and (4) marketing and distribution of Company-produced and third-party ethanol, distillers grains and corn oil, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended March 31,
	2012	2011
Revenues:
Ethanol production	$458,177	$467,803
Corn oil production	13,519	4,322
Agribusiness	118,227	114,118
Marketing and distribution	656,771	712,395
Intersegment eliminations	(471,299)	(486,311)

	$775,395	$812,327

Gross profit (loss):
Ethanol production	$(10,035)	$23,314
Corn oil production	7,936	2,091
Agribusiness	6,246	6,016
Marketing and distribution	4,186	6,674
Intersegment eliminations	437	(471)

	$8,770	$37,624

Operating income (loss):
Ethanol production	$(13,880)	$19,535
Corn oil production	7,848	2,069
Agribusiness	669	972
Marketing and distribution	510	2,639
Intersegment eliminations	471	(456)

Segment operating income (loss)	(4,382)	24,759
Corporate activities	(6,709)	(4,763)

	$(11,091)	$19,996

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Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Ethanol sold	169,620	172,093
(thousands of gallons)
Ethanol produced	175,771	171,104
(thousands of gallons)
Distillers grains sold	487	505
(thousands of equivalent dried tons)
Corn consumed	61,873	60,371
(thousands of bushels)

Revenues in the ethanol production segment decreased by $9.6 million for the first quarter of 2012 compared to the same period of 2011. The decline in revenue is a result of a 2.5 million gallon reduction in ethanol sold and lower average prices for ethanol during the quarter compared to the same period a year ago.

Cost of goods sold in the ethanol production segment increased by $23.7 million for the first quarter of 2012 compared to the same period of 2011. The increase was primarily due to the consumption of 1.5 million additional bushels of corn, a 4.5% increase in the average corn cost per bushel and the one-time charge related to the legal settlement. The increased consumption was primarily due to an increase in ethanol production as a result of the acquisition of the Otter Tail plant in 2011, partially offset by a reduction in ethanol production due to unfavorable margins in 2012. Depreciation and amortization expense for the ethanol production segment was $11.0 million during the first quarter of 2012 compared to $10.7 million during the same period of 2011. As a result of the factors identified above, operating income in the ethanol production segment decreased by $33.4 million to ($13.9) million for the first quarter of 2012 compared to the same period of 2011.

Corn Oil Production Segment

Green Plains initiated corn oil production in the fourth quarter of 2010. By September 30, 2011, corn oil extraction equipment was deployed at all nine of the Company’s ethanol plants. During the first quarter of 2012, the Company produced 33.5 million pounds of corn oil generating operating income of $7.8 million, compared to 10.1 million pounds and $2.1 million, respectively, for the first quarter of 2011.

Agribusiness Segment

The table below presents key operating data within the agribusiness segment for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Grain sold	14,385	13,954
(thousands of bushels)
Fertilizer sold	2,357	3,108
(tons)

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Revenues in the agribusiness segment increased by $4.1 million for the first quarter of 2012 compared to the same period of 2011. Gross profit for the segment increased by $0.2 million for the first quarter of 2012 compared to the same period in 2011. Revenues and gross profit increased primarily as a result of higher unit margins for grains and fertilizer combined with a 3% increase in grain volumes sold. Operating income decreased by $0.3 million for the first quarter of 2012 compared to the same period of 2011 as a result of the above factors, offset by increased operating expenses due to the expanded scope of agribusiness operations.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $55.6 million for the first quarter of 2012 compared to the same period of 2011. The decrease in revenues was primarily due to a decrease in volumes sold and lower average prices for ethanol. Ethanol revenues, including revenues from third-party marketing agreements, decreased by $74.9 million partially offset by an increase in distillers grains and corn oil revenues of $8.3 million and $9.8 million, respectively. The Company sold 251.4 million gallons of ethanol within the marketing and distribution segment during the first quarter of 2012 compared to 277.5 million gallons sold during the same period of 2011. Lower ethanol margins resulted in marketing volume decreases for both third-party and Company-owned ethanol plants.

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income (loss) attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2012	2011
Net income (loss) attributable to Green Plains	$(12,692)	$7,741
Net loss attributable to noncontrolling interests	(4)	(210)
Interest expense	9,067	8,132
Income taxes	(8,001)	4,361
Depreciation and amortization	13,158	12,003

EBITDA	$1,528	$32,027

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	March 31, 2012	December 31, 2011
ASSETS
Current assets	$566,816	$576,420
Property and equipment, net	770,298	776,789
Other assets	66,572	67,619

Total assets	$1,403,686	$1,420,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$393,125	$360,965
Long-term debt	486,319	493,407
Other liabilities	65,242	61,099

Total liabilities	944,686	915,471
Total stockholders' equity	459,000	505,357

Total liabilities and stockholders' equity	$1,403,686	$1,420,828

At March 31, 2012, Green Plains had $159.8 million in total cash and equivalents and $152.4 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants). Total debt was $739.7 million, including $142.4 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $459.0 million. As of March 31, 2012, Green Plains had approximately 29.6 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

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